Exhibit 99.1

March 2, 2021

Autohome Inc.

18th Floor Tower B, CEC Plaza

3 Dan Ling Street

Haidian District, Beijing

The People’s Republic of China

To whom it may concern:

We hereby consent to the use of our name, Shanghai iResearch Co., Ltd. and our industry data and forecasts in (i) the Registration Statement on Form F-3 (the “Registration Statement”) of Autohome Inc. (the “Company”) being filed on the date hereof, including post-effective amendments, and supplements to the Registration Statement and in any related prospectus, relating to the Company’s public offering of its securities, (ii) any other registration statement filed by the Company with the Securities and Exchange Commission (the “SEC”) and any amendment or supplement thereto (including the Company’s Registration Statements on Form S-8 (File File No. 333-96006 and No. 333-219032)), (iii) any document offering securities in the Company and (iv) any filings on Form 20-F or submissions on Form 6-K or other filings by the Company with the SEC (collectively, the “SEC Filings”). We further consent to the filing of this letter as an exhibit to the Registration Statement or a Current Report on Form 6-K incorporated by reference therein, and as an exhibit to any other SEC Filings. The Company has agreed to provide Shanghai iResearch Co., Ltd. China with copies of all applicable sections of filings with the SEC prior to filing.

Shanghai iResearch Co., Ltd., China
/s/ Felix Zhou
Name:	Felix Zhou
Title:	Senior Business Director